July 24, 2014                                    Exhibit 10.2
Robert Glaser
1501 First Avenue South, Suite 600
Seattle, Washington 98134
Dear Rob:
On behalf of RealNetworks, Inc. (“Real” or the “Company”), we thank you for your service as interim Chief Executive Officer (“CEO”), and are pleased to offer you the position of permanent, full-time CEO. This letter contains a summary of the terms of your employment as Real’s full‑time CEO, effective as of July 28, 2014 (the “Start Date”). You will have all of the authority and duties typically associated with that of a chief executive. You will be based at our Seattle, Washington headquarters.
Base Salary. Your annual cash base salary as CEO will be $450,000, until otherwise determined by the Board. Your base salary will be paid in accordance with the Company’s normal payroll procedures and subject to all applicable withholdings.
While you provide services as CEO, you will not be entitled to receive any compensation for your services as a member of the Board of Directors (the “Board”) of the Company and Chairman of the Board.
Target Bonus. Your annual target bonus opportunity under Real’s executive bonus plan will be 100% of your annual cash base salary. The actual bonus you receive (if any) will depend on the achievement of performance goals set by the Board. Prior to setting performance goals, the Board will review and take into consideration your input and recommendations with respect to the performance goals. Any bonus payable to you will be subject to all applicable withholdings and will be paid no later than March 15 of the year immediately following the year in which it was earned.
Stock Option Grants. As a supplement to your cash salary, during each calendar year in which you remain full-time CEO, you will receive, subject to Board approval, a Real stock option (each, an “Option”) valued at $150,000 (determined on the grant date based on the Black-Scholes valuation methodology). Each Option will be scheduled to vest in twelve (12) equal, monthly installments commencing on January 1 of the calendar year in which the Option is granted, subject to your continued service with Real through each applicable vesting date. Specifically, for purposes of determining vesting only, the Option will be considered to have been granted on January 1 of the applicable calendar year. Thus, for example, if an Option is granted to you on June 15th of a given calendar year, as of the grant date of the Option, the Option will be considered to be 6/12th vested (because 1/12th will be considered to have vested on each of January 1 through June 1). In this example, an additional 1/12th of the Option will vest on each of July 1 through December 1, subject in each case to your continued service to Real through the vesting date as an employee, Board member or consultant. The Option will remain exercisable until the earlier of three years following your termination of service with Real (which service will include service as a Board member or as a consultant to Real) or the last day of the maximum term of the Option, which will be seven years from the grant date. Each Option will be subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan (or any successor plan) and the applicable stock option agreement. As part of its annual review of your compensation, the Board may adjust the value of future Options granted to you under this paragraph.
Promotion Restricted Stock Unit Grant. At the next regularly scheduled Board meeting following the Effective Date and subject to the Board’s approval, you will be granted a restricted stock unit award covering shares of Real common stock (the “Promotion Award”) with a grant date value equal to $750,000. The Promotion Award will be scheduled to vest on the third (3rd) anniversary following the grant date of the Promotion Award, subject to your continued service with Real through the vesting date. The Promotion Award will be subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan and restricted stock unit agreement thereunder. The Company will pay on your behalf any notification filing fees with respect to any shares of Real common stock issued under the Promotion Award as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company’s payment of the fees related to your Promotion Award will be taxable income to you and will be subject to applicable withholdings.
Benefits. As CEO, you will be eligible to participate in the Company’s benefit plans on terms at least as favorable as available to other senior executives. The Company may modify the Company’s benefits and programs at any time and from time to time as it deems necessary and/or appropriate. In the event of your termination of employment or termination of your services as CEO, whether or not in connection with a change in control of the Company or other corporate transaction of the Company, you will not be eligible to receive any severance payments or benefits except as may be established under the Company’s then-existing severance and benefit plans and practices or pursuant to other written agreements between you and the Company.
Severance. As CEO, you will be eligible to receive the severance benefits as described in the CEO Severance Agreement entered into between you and the Company dated July 24, 2014 (the “Severance Agreement”), subject to the terms and conditions set forth therein.
Stock Ownership. While you are CEO, you will be expected to hold shares of Company common stock with an aggregate value equal to at least ten (10) times your annual base salary.
Conflict of Interest. By accepting this offer of employment, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and that in performing your duties for the Company you will not in any way utilize any such information. By executing this letter below, you agree to hold in confidence and trust and to act in a fiduciary manner with respect to all confidential information provided to or learned by you in connection with this letter and your rights under this letter, except to the extent otherwise required by law. To avoid doubt, the Company agrees and acknowledges that your current investments as disclosed to the Company as of July 14, 2014, and your involvement with Accel as a venture partner, do not constitute a conflict for purposes of this paragraph or the “Conflicts of Interest” section of the RealNetworks, Inc. Code of Business Conduct and Ethics (the “Code”), and that you may maintain your current investments and continue your involvement with Accel as a venture partner without violation of this section or the Code.

Confidential Information and Arbitration. As a condition of your employment, you also are required to sign and comply with the Company’s standard Development, Confidentiality and Noncompetition Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and nondisclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that any and all disputes between you and the Company will be fully and finally resolved by binding arbitration in Seattle, Washington.
At-Will Employment. The Board is excited about your returning to the full-time CEO position and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. As an employee of the Company you will be subject to, and required to abide by, the Company’s rules, standard and policies as may be adopted or amended from time to time.
Indemnification and D&O Insurance. Subject to applicable law, you will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
Entire Agreement. This letter, together with the Severance Agreement, constitute the complete agreement between you and the Company regarding the terms of your employment as CEO, contain all of the terms of your employment with the Company as CEO and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company regarding your employment with the Company. Notwithstanding the foregoing, nothing herein shall operate to limit, release or waive your rights pursuant to the Washington Business Corporation Act, the Company’s Article of Incorporation and Bylaws, or individual contract including (i) to be defended and indemnified by the Company and advanced expenses with respect to any claim or proceeding to which you are, or are threatened to be, made a party because of your service as an employee, officer or director, or Chairman of the Board of the Company, or (ii) to be named, protected by and have coverage rights under the Company’s insurance policies.
Attorneys’ Fees. The Company will reimburse you for reasonable attorneys’ fees incurred in the negotiation, preparation, and execution of this letter and the Severance Agreement in an amount not to exceed $40,000. Such reimbursement will be made within thirty (30) days of your submission of proper documentation of the fees to be reimbursed, but in no event later than March 15, 2015.
This letter may not be modified or amended unless agreed to in writing by you and a duly authorized officer of the Company or Board member. The terms of this Agreement will be governed and construed under the laws of the State of Washington, without regard to the conflict of laws principles thereof. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter will continue in full force and effect without such provision.
To accept the Company’s offer, please sign and date this letter in the space provided below and return a copy of this letter to me by July 24, 2014. This letter will become effective as of the date last set forth below (the “Effective Date”).
We look forward to your favorable reply and to continuing to work with you at Real.
Sincerely,
/s/ Janice Roberts
Janice Roberts
Chair of the Compensation Committee of the Board of Directors of RealNetworks, Inc.

Date: July 24, 2014
Agreed to and accepted:
/s/ Robert Glaser
Robert Glaser
Date: July 24, 2014